Exhibit 99.1

GEORGE R. JENSEN, JR.
USAT SHAREHOLDER MEETING
JUNE 15, 2010

Welcome ladies and gentlemen … to the USA Technologies shareholder meeting.

We have a full program … and a lot to share with you.

So much has happened since we last met … so much good news … so much success … and there is so much to look forward to.

However – we have all been through a lot together to get to where we are today. I would like to share some of the obstacles we have had to overcome in opening up this new and developing market.

•	ePort hardware cost had to be radically reduced. For example -- our first ePort was $2000, now the EDGE sells for $199.

•	Wireless modems.

For example, modems were over $300 a few years ago, and are now approximately $40.

•	Wireless reliability and communication costs.

For example, a few years ago reliability was a serious issue. Today, it is not. Communication costs were approximately $20/mo/terminal, and today, it is a fraction of that cost.

•	We had to win sponsorship of card associations such as VISA, MasterCard and Discover.

Today all three are customers.

•	Banking regulations had to be addressed for the small ticket, unattended market.

For example, Reg E had to be changed by the Fed Reserve to allow purchases below $15 with no receipt.

•	And most recently, we have had to conduct business and drive industry adoption in an emerging market during a severe recession.

Despite these challenges -- USA Technologies has now entered new territory in a strong position.

Our last quarter -- the third fiscal quarter ended March 31, 2010  saw significant growth … in many parts of our business.

We achieved many performance milestones …

■	Records in gross profit dollars;

■	Records in the number of customers signing up for our solutions;

■	Records in the number of cashless connections linking to our USALive Network;

■	And, records in the number of cashless transactions processed … 9.7 million last quarter.

I am very proud of the USAT team for the improvements we are making …

Especially for our recent financial results in the March 31 quarter … and, for exceeding our quarterly expectations for cashless connections to the USALive Network.

In the March quarter we increased our cashless installed base to approximately 73,000 devices … from approximately 48,000 devices for the third quarter a year earlier.

We surpassed our anticipated goal for connections  of 71,000 devices with  2,000 more than expected.

And our current quarter-- our fiscal fourth quarter -- has brought more significant performance …

I am pleased to report that as of today, we have slightly in excess of 80,000 devices connected to the network …

In other words, since March 31st  we added several thousand more devices to our network … and the quarter is still not done.

We are within striking distance of our strategic business objective of having 100,000 devices connected to our network by December 31, 2010 … and we expect to achieve positive EBITDA (earnings before interest, taxes, depreciation and amortization) for that quarter.

For the March 31 quarter, we reported quarterly records for license and transaction fee revenues, and gross profit dollars.

And, we had the lowest quarterly EBITDA loss since our listing on NASDAQ in 2007.

Our improved financial performance was largely driven by a number of factors, including …

■	Increases in license and transaction fees emanating from the growing number of connections to our USALive network;

■	And, the tremendous success of our newly launched Jump Start flexible financing program.

Our gross profit improvements were boosted from increased revenues, as well as from reducing costs that we successfully negotiated with a supplier.

Let’s take a closer look at the March 31 quarter...

Revenue for the quarter from license and transaction fees was a record $2.4 million … in the same quarter a year ago it was $1.4 million … we are up 69 percent.

Total revenues in the quarter increased to $3.7 million, from $2.3 million for the same quarter a year ago … a 60 percent increase.

Gross profit was $1.3 million … another record.

It was $591,184 for the same quarter last year … we more than doubled our gross profit year-to-year.

Total gross profit margins improved to 35 percent for the fiscal third quarter...

Margins were 26 percent for the third quarter last year … that is a 34 percent improvement.

Gross profit margins from license and transaction fees also saw impressive gain to 31 percent for the quarter up from 22 percent in the same quarter a year ago. A 40% improvement.

Gross profit margins from equipment sales grew to 42 percent in the quarter, from 31 percent for the same quarter a year-ago.

We reduced SG&A by approximately 15 percent to $3.2 million in the quarter… in the same quarter a year ago, SG&A was $3.8 million.

We recorded our lowest quarterly EBITDA loss since our listing on NASDAQ … from $3.2 million in the third quarter last year, to $1.9 million.

Also, of great importance is our growing customer base and the number of transactions USAT is processing every day.

We now have 1,000 cashless customers on the USALive Network … that’s up from 525 hundred customers just a year ago. A 90% increase in our cashless customer base. During the quarter, we  added roughly 40 new customers a month.

The number of transactions processed in the March quarter jumped 67 percent to 9.7 million transactions …

In the previous third quarter, we processed 5.8 million transactions … that’s an increase of nearly four million transactions for the quarter.

The dollar volume of transactions processed increased by 51 percent … to $17.2 million in the quarter, compared with $11.4 million in the third quarter a year earlier.

As of today we are processing 130,000 transactions a day, which puts us on a rate of almost 50 million transactions a year.

What’s behind this sudden drive to cashless payment in vending?

We believe it’s a combination of factors …

■	It’s due to our leadership in developing quality, affordable technology that responds to market needs;

■	It’s due to our innovative solutions that help operators finance their investments in going cashless;

■	And, to our quality services that make cashless conversion more accessible, affordable and productive to operators.

In other words, operators are seeing how our solutions provide an easy, cost effective way to gain all of the benefits of cashless payment systems.

Recently, the Nilson Report, the leading source of news and research on consumer payment systems worldwide, ranked USA Technologies among the leading shippers of point-of-sale terminals in the US, and the world.

Nilson stated that USAT ranked 6th in the US and 34th in the world for POS shipments, alongside global giants like VeriPhone, First Data and Motorola.

That is significant recognition, and we believe independent evidence of the growing demand for our ePort product line.

Yet, when we first started with cashless innovation for the self serve vending market, there was little demand for cashless.

USA Technologies was the industry pioneer …

■	We pioneered ePort cashless payment technology for vending machines, kiosks, and unattended POS terminals;

■	We pioneered eSuds cashless payment technology for on-line laundry services;

■	We pioneered Transact cashless technology for hotel office centers;

■	And, more recently, we pioneered cashless technology for countertop entertainment terminals.

We were at the forefront and a leader in so many areas of cashless payment solutions for vending and other unattended markets.

Let me mention a few.

■	The ePort EDGE, the lowest priced cashless offering in the vending industry;

■	With flexible financing programs to help customers immediately deploy cashless services;

■	With SDK cashless software;

■	With PCI compliant security, the industry’s highest security standard;

■	With an on-line customer knowledgebase to provide the most detailed cashless vending sales data;

■	With a cashless deployment planning service to offer customer guidance on the best cashless vending locations;

■	With a wireless toolkit to measure wireless signal strength;

■	And with one-stop services and support for our customers.

We had the vision, and we worked long and hard to promote the benefits, convenience, efficiency and security of cashless payment to the industry.

Today, we offer a broad product line that meets just about every need …

■	From the top-of-the-line ePort G8 which can accept all forms of cashless payment, from swipe and contactless, to Cellular phone, PDA, Fobs, and Prepaid;

■	And, the award winning ePort EDGE, which at $199, costs less than a traditional cash/bill acceptor.

■	To solutions such as JumpStart and QuickStart to help with financing customer investments;

■	And, services such as ePort Connect and Cashless Deployment Services to help operators deploy their vending machines at the most successful locations.

Not only are consumers demanding the convenience of being able to use their credit and debit cards when purchasing from vending machines …

But vending operators and bottlers, large and small, are insisting on cashless payment technology.

Many operators are using cashless as a point of difference to give them a competitive edge.

Today cashless is accelerating in the marketplace.

The Nilson Report in November, 2008, reported that electronic payment transaction volume had already surpassed paper-based transaction volume, and accounted for about 65 percent of all financial transactions.

Vending operators want cashless payment solutions that are inexpensive, easy to install and convenient to operate.

The ePort EDGE and JumpStart program are among the best examples of how we are responding to market needs and wants.

I am proud that our ePort EDGE won the inaugural NAMA Innovation Award for the vending technology category, at the April/May NAMA Expo.

The awards, judged by an independent panel of experts, recognized the industry's most innovative products, ideas, new inventions, services and processes.

The awards also recognized companies that are driving greater efficiency, productivity, and business performance in the vending industry.

Exhibitions such as NAMA offer excellent visibility for our ePort devices, services and solutions … and the value they bring customers, and consumers.

We are expanding our appearances at more trade shows to demonstrate the innovation and versatility of our product line …

■	We were a Premier exhibitor at NAMA, winning the NAMA Innovation Award;

■	ePort EDGE featured in the Telit Wireless Company’s booth at the International CTIA Wireless Expo in March;

o	Telit is a global mobile technology company.

■	We featured the PCI-compliant ePort SDK, our software version of the ePort terminal, at the New York KioskCom Self Service Expo;

o	It was our first appearance at KioskCom.

■	And, our latest new demonstration venue was the National Car Wash show, where we again featured ePort EDGE.

The demand for ePort EDGE has increased since we began offering the JumpStart flexible financing plan.

In the quarter ending March 31 alone, we added approximately 10,000 devices connected to our network.

The new ePort Jump Start Program accounted for about 79 percent of all ePort unit shipments during the March 31 quarter.

As we recently announced, we have decided to expand the program.

JumpStart was originally designed to help operators utilize the ePort EDGE,  for a  monthly service fee, avoiding the need to make a major upfront capital investment.

We are now including the top-of-the-line ePort G8 terminal.

Customers wanted more choices … we heard them, and we are delivering.

JumpStart also includes the ePort Connect services for wireless connectivity, card processing, consumer services, online reporting, and over-the-air machine alerts.

Customers get a lot of benefits … all for a convenient monthly service fee.

Vendors and bottlers appreciate not having to make an ‘upfront’ investment … it means they can go cashless immediately.  In this economy, it makes a big difference.

For example, Southern Refreshment Services, a vending company in Atlanta, is participating in the JumpStart Program for a  deployment of cashless vending in the Atlanta market.

Southern Refreshment began their cashless deployments a few years ago with the purpose of winning and retaining accounts.

The company is taking advantage of our Business Deployment Planning Services which offers deployment planning guidance based on data gathered from 20 million transactions in over 21 vending location types.

Southern Refreshment Chairman, Dan Hart saw the cashless opportunity long ago, and is now reaping the benefits.

He believes that cashless vending technology is the enabler that will increase sales volume for Southern’s business.

Hart says that the ePort cashless solution helps –

■	Distinguish Southern Refreshment from the competition;

■	Drive sales volume;

■	And, save costs by removing cash from the machine to avoid handling cash, banking, and theft.

At the rate USAT is responding to customer demand, adding new customers, deploying cashless terminals, and processing cashless transactions, we predict that by December 31, 2010 …

■	To have 100,000 devices connected to our USALive Network.

■	To achieve positive EBITDA for the quarter ending December 31, 2010.

Southern Refreshment is just one of approximately 1,000 cashless customers who are utilizing our USALive network.

We at USA Technologies pride ourselves in listening to the market …and responding quickly to market forces with innovative solutions that add value.

“Delivering customer value through innovation” … is our company mantra.

Our detailed market research led to the development of the customer”friendly” ePort EDGE and JumpStart Program.

That ongoing research is driving a better understanding inside USAT of what vending operators and consumers want, resulting in tailor-made cashless hardware and service solutions that are more market responsive, and affordable.

Using data from our customer knowledgebase we have been able to better identify and analyze customer needs, and industry trends across vending machine types, locations and price points.

These findings are helping us predict with increasing accuracy the vending industry’s growth and direction.

Our improved marketplace understanding is helping us better predict the industry’s problems, its opportunities, growth, and how we need to respond.

The vending industry has suffered from the recession …capital for investment has been scarce.

We saw the need to offer flexible financing where customers could acquire the latest vending technology and productivity “tools” to help them grow their businesses.

We responded with ePort EDGE and JumpStart … and today they are our 'best sellers.'

USAT historical data shows that when vending prices are set above $1.00, credit and debit card usage in vending machines increases … the higher the vend price, the higher the incidence of card usage.

Our historical data indicates that education channels are recording average cashless transactions totaling more than 30 percent of all purchases.

Our historical data also indicates that in the military market, average cashless transactions were as high as 53 percent.

Another significant achievement not featured in the media was our involvement in the Winter Olympics in Vancouver.

Coke announced that 550 of its vending machines at the Winter Games Olympics would accept contactless card payment.

Our ePort Cashless Payment technology and ePort Connect networked services were instrumental in the success of the Coke cashless vending program.

As you can see, we are enjoying considerable success; we believe that there is a lot more in the pipeline, and much to look forward to.

We are now seeing substantial growth … most of it record growth for the March 31, 2010 quarter.

And we now have 77 patents granted which contain many claims relating to our technologies.

We thank you for your support!